Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Helix BioMedix, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-136192 and 333-176273) on Form S-8 of Helix BioMedix Inc. of our report dated March 27, 2012, with respect to the balance sheets of Helix BioMedix, Inc. as of December 31, 2011 and 2010, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Helix BioMedix, Inc.

/s/ KPMG LLP
Seattle, Washington
March 27, 2012